Reference ***(e.g., Seller & Buyer)*** XXXXXXXXXXXX ...ssigns

Contract for Sale of Residential Real Estate

This Contract has important legal and tax consequences. If not understood, consult your attorney before signing.

This Contract is made between Ebo Properties, LLC - Scott Ebo ("**Seller**") and Arrived Fund Manager LLC, and/or Assigns ("**Buyer**"). The **"Effective Date"** shall be the date adjacent to the signature of the last party to sign this Contract or the Counter Offer attached hereto (*if any*).

1. PROPERTY. Seller agrees to sell and convey to Buyer and Buyer agrees to purchase from Seller, the following described real estate (*if no legal description is included below, then legal description on Seller's deed(s) to govern. Legal description(s) may be confirmed by a Survey pursuant to Section 6 below*). Such real estate, together with all existing improvements located thereon (including all permanently attached equipment and fixtures not specifically excluded below) and all rights, privileges and easements appurtenant thereto, and any items of personal property specifically included below, are collectively referred to herein as the "**Property**." Legal Description is (*insert if available*): Seller to provide - evidenced by warranty deed - provided no later than 5 days from full acceptance or contract is null/void. ☐ ***(Check box if legal description attached)***

5473 Misty Crossing Ct, Florissant, MO 63034

Street Address	City	State	Zip Code	County

2. INCLUSIONS AND EXCLUSIONS. The Purchase Price and the Property includes (but is not limited to) all of the following (if any) which now exist and are located on the real estate, all of which Seller warrants to convey free and clear. ***Note: This Contract, and <u>not</u> the Seller's Disclosure Statement, multiple listing service or other promotional material, provides for what is included in this sale.***

Access to Property
- Garage Door Opener(s) & Control(s)
- Keys and Remote Entry Controls

Exterior
- Exterior Lighting, Landscaping & Mailbox
- Fences (*including invisible pet systems, collars and controls*)
- Sprinkler Systems and Controls

Systems and Utilities
- Heating, Cooling, Electrical
- Plumbing Fixtures/Systems (*Built-in*)
- Humidifier (*if attached*)
- Propane Tanks (*excluding portable tanks - see also lines 240-241*)
- Radiator Shields
- Security & Alarm Systems
- Vacuum Systems (Central) & Attachments
- Ventilation and Exhaust Fans
- Water Heaters, Softeners & Sump Pump
- Window Air Conditioning Units

Kitchen / Cooking Related
- Dishwashers & Trash Compactors
- Garbage Disposals
- Gas Fired Barbecue Grills (*Built-in*)
- Microwave Ovens (*Built-in*)
- Ovens/Ranges and Attachments

Electrical, Lighting & TV Related
- Attic and Ceiling Fans
- Lighting Fixtures
- TV Antennas (*if attached*)

Fire / Fireplace Related
- Fire and Smoke Alarms
- Fireplace Equipment and Doors (*if attached, including artificial logs*)

Window / Wall Related
- Blinds, Shades, Shutters, Storm Windows, Sashes and Doors, Screens, Awnings
- Curtain & Drapery Hardware (*only*)
- Mirrors (*Attached*) & all Bathroom Mirrors
- Shelving & Closet Organizers (*if attached*)

Flooring Related
- Floor Coverings (*if attached*), Tacked Down & Wall to Wall Carpet

Miscellaneous
- Manuals and written warranties in Seller's possession pertaining to any of the foregoing

To avoid misunderstanding, list below, as "included" or "excluded", any items which may be subject to question.
The following items are also **included** in the sale *(e.g., list any non-affixed equipment or machinery, household or other personal property):*__________

The following items are **excluded** from the sale *(e.g., list any items reserved, leased or otherwise not owned by Seller, such as satellite dish equipment):*__________

3. PURCHASE PRICE.
$ 320,000.00 is the "**Purchase Price**" for the Property and is to be paid by Buyer as follows:
$ 3,200.00 as "**Earnest Money**" in the form of (*check one*):
☐ personal check ☐ cashier's check ■ other Wire Transfer, to be supplied at the time of original delivery hereof as set forth at the Receipt and Acknowledgement following the end of this Contract, and which shall be deposited not later than ten (10) banking days after the Effective Date in an escrow account with Blueprint Title LLC ("**Escrow Agent**"). Upon written request made by either party, Escrow Agent shall confirm its actual receipt and deposit of any Earnest Money. Escrow Agent may also retain any interest earned on any such Earnest Money. If sale is closed, Earnest Money to apply toward the Purchase Price. Buyer shall pay the balance of the Purchase Price by cashier's check or other form of funds acceptable to Closing Agent ("**Funds**") at Closing.

4. CLOSING. Subject to the terms of this Contract, this sale will be closed (meaning the exchange of the Deed for the Purchase Price, together with all other documents and Funds required by this Contract, the "**Closing**") at the office of Remote Mail Away Closing For Buyer ("**Closing Agent**") in __________ (City), _____ (State), on 10/08/2025 (Month) _____ (Day), 20___ (the "**Closing Date**").

Reference *(e.g., Seller & Buyer)* ~~Arrived Holdings Inc and/or Assigns~~ XXXXXXXXXXX Arrived Fund Manager LLC, and or assigns

Possession and all keys will be delivered to Buyer at: (*check one*) ☒ Closing or ☐ other ______________________________.

Note: The parties should complete and attach an appropriate rider if possession is to be transferred on a day other than day of Closing (e.g., see RES-3010 Residential Lease; MSC-2080 Agreement for Possession by Buyer Prior to Closing, MSC-2090 Agreement for Possession by Seller After Closing) or if temporary access to the Property for a limited purpose is to be made available prior to Closing (see MSC-2085 Limited Purpose Entry by Buyer Prior to Closing). Brokers are not responsible for delivery of keys. It is recommended that Buyer change locks following possession.

Unless specified otherwise, Seller warrants that the Property will be vacant as of the time of Closing (*e.g.*, except for tenant(s) in possession pursuant to any lease or other agreement approved pursuant to this Contract), and in its present condition (together with any improvements or repairs required by this Contract), ordinary wear and tear excepted. ***(Note: If the Property is to remain tenant occupied, then the parties should complete and attach Rental Property Contract Rider MSC-2035).***

5. FINANCING. *(Check applicable box)* ***Note: If Buyer's lender or Closing Agent cannot fulfill their obligations under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated by the Consumer Financial Protection Bureau, it may be necessary for Buyer to request Seller to agree to an extension of the Closing Date.***

☒ **A. Not Conditioned Upon Financing**. *(Although not a condition to performance, Buyer may finance any portion of Purchase Price).*

☐ **B. Nonconventional.** (*Attach Financing Agreements rider, MSC-2010, for Assumption, Seller Financing or Government Financing*).

☐ **C. Conventional.** Buyer agrees to do all things reasonably necessary, including but not limited to the execution of a completed loan application and other instruments, payment to lender for a credit report, appraisal and any other required fees, to provide all information required by lender and to otherwise cooperate fully in order to make a good faith effort to obtain the financing described below. If Buyer does not deliver a Notice, provided by Buyer's lender, to Seller of Buyer's inability to obtain a loan on the terms described below, by 5:00 p.m. on the date (the "**Loan Condition Deadline**") which is _____ days (*21 days if none stated*) after the Effective Date, then this condition shall be deemed waived and Buyer's performance under this Contract shall thereafter not be conditioned upon Buyer's obtaining financing; provided, however, if such lender will not give Buyer such Notice then Buyer may directly notify Seller (on or before the Loan Condition Deadline) by providing a notarized affidavit that Buyer has timely complied with all of the terms of this paragraph and that despite request, Buyer was unable to obtain such Notice from lender *(e.g., see MSC-2010A "Buyer's Financing Contingency Affidavit" or MSC-2010B "Non-Individual Buyer's Financing Contingency Affidavit")*. If Buyer has complied with the terms of this paragraph and has timely provided Notice to Seller of Buyer's inability to obtain a loan on the terms described below, then this Contract shall terminate with Earnest Money to be returned to Buyer (subject to Section 8).

(Complete one or both) Loan amount: N/A % of the Purchase Price, *or* $ N/A.

Initial interest rate not to exceed: N/A %. Amortization term N/A years.

Type (*check one*): ☐ Fixed Rate ☐ Adjustable Rate ☐ Other: N/A

Other terms: N/A

Note: A lender's loan approval process may not include an appraisal or other such comparison or determination of value of the Property. Different types of "appraisals" are available and lender underwriting requirements vary in this regard. If Buyer's performance under this Contract is to be independently conditioned upon the Property appraising at a specified value, then Buyer should complete and attach to this Contract rider MSC-2020 (Contract Conditions part C). If the Loan Condition Deadline passes without a termination as outlined above, Buyer remains obligated under this Contract. Therefore, Buyer should be certain that Buyer will have available the Funds required to close. A "loan commitment" or "preapproval" does NOT necessarily guarantee that Buyer's loan will actually be funded.

6. TITLE AND SURVEY. At Closing, Seller shall transfer marketable title to the Property subject only to the Permitted Exceptions, as directed by Buyer, by *(unless otherwise specifically agreed)* general warranty deed (the "**Deed**"), properly executed and in recordable form.

Within 14 days (*10 days if none stated*) after the Effective Date (*check applicable box below*):

☒ **A.** Seller shall deliver to Buyer a commitment (the "**Title Commitment**") to issue a current ALTA owner's policy of title insurance in the amount of the Purchase Price (the "**Owner's Policy**"), **both at Seller's cost**.

☐ **B.** Seller shall deliver to Buyer a Title Commitment to issue an Owner's Policy (**cost of both to be split 50/50 between parties**).

☐ **C.** Seller shall deliver to Buyer a Title Commitment, at **Seller's cost,** to issue an Owner's Policy at **Buyer's cost**.
*(Specify if otherwise)*______________________________

☐ **D.** Buyer may order a Title Commitment to issue an Owner's Policy (**both at Buyer's cost**).

The Title Commitment shall be issued by the Closing Agent, unless otherwise specified. If Seller already has a survey of the Property in Seller's possession, Seller shall promptly deliver a copy to Buyer after the Effective Date. Buyer, at its sole option, expense and liability, may also obtain a survey of the Property ("**Survey**") to determine if there are any defects, encroachments, overlaps, boundary line or acreage discrepancies, or other adverse matters that may be disclosed. Buyer acknowledges that all surveys are not alike. ***Note: Buyer should consult with its lender and the title company as to their survey requirements and in order to provide full survey coverage to Buyer. MSC-2500 (Survey/Elevation Certificate Order Form) may be used to indicate Buyer's selection as to the type of survey or service to be provided and the company which is to perform the same, or to indicate Buyer's waiver of this right.***

Buyer shall have 20 days *(20 days if none is stated)* after receipt of the Title Commitment to review the same, including all subdivision, use and other restrictions, rights of way and easements, and all other recorded documents which Buyer may desire to obtain (the "**Review Period**"), and to deliver Notice to Seller of any objections which Buyer has to any matters shown or referred to therein and/or the Survey ("**Objections**"); provided, however, that if box 6D is checked, then Buyer shall have 20 days *(20 days if none is stated)* after the Effective Date (which shall be deemed to be the "Review Period") to review all such matters and deliver Notice of any Objections to Seller. Buyer's failure to timely deliver Notice to Seller of any Objections within the applicable Review Period will

constitute a waiver by Buyer of any Objections. ***Note: MSC-2055 (Title and Survey Notice) may be used to facilitate the delivery of any Title or Survey Objections, responses thereto and the resolution thereof.***

If Buyer does timely object, Buyer must also deliver a copy of the Survey and/or Title Commitment to Seller pertaining to such Objections. Seller shall have 7____ days (*7 days if none stated)* from receipt of Buyer's Notice of Objections to agree in writing to correct the same prior to Closing at Seller's expense. If Seller does not so agree, then this Contract shall automatically terminate unless Buyer, within 3___ additional days (*3 days if none stated)* after Buyer's receipt of Seller's response to Buyer's Objections, agrees in writing to accept the title without correction of such Objections. ***Note: If Seller fails to timely respond to Buyer's Objections, then Seller shall be deemed to have refused to agree to correct any such Objections.*** If the Contract is terminated under this Section, then the Earnest Money is to be refunded to Buyer (subject to Section 8) and if any defect objected to causes a failure of marketable title, then Seller shall be liable for survey and title examination charges. Notwithstanding anything herein to the contrary, Seller shall be solely responsible and liable for clearing any exception to title that arises between the Effective Date and Closing, and any existing monetary lien (other than any lien created as a result of Buyer's actions, and any general taxes or Special Assessments to be prorated at Closing) may be paid out of the Purchase Price proceeds. Subject thereto, any item shown on the Title Commitment or Survey (or which could have been shown on a survey) and to which Buyer does not timely submit an Objection during the Review Period, or for which Buyer waives Buyer's Objections as set forth herein, and specifically including all laws and zoning ordinances, are collectively referred to herein as the "**Permitted Exceptions**". The Owner's Policy must include mechanic's lien and inflation coverage, unless the title company issuing the Owner's Policy does not make available such coverage(s), or unless otherwise provided herein. Buyer is responsible for the cost of any lender's policy of title insurance to be issued.

7. INSPECTIONS. Seller agrees to permit inspections of the Property by any qualified inspector or appraiser selected by Buyer and/or required by Buyer's lender, upon reasonable advance Notice to Seller. Buyer may, at Buyer's option and expense, obtain written inspection reports of the Property as deemed necessary by Buyer or its lender, including but not limited to the condition or presence *(if any)* of: environmental hazards; mold; termite and wood destroying insect infestation or damage; plumbing, including water well, sewer, septic and wastewater treatment systems; roof and other structural improvements; heating and air conditioning systems and equipment; electrical systems and equipment; swimming pools and equipment; chimneys, flues and gas lines; basement leaks and exterior drainage; and mechanical equipment, including appliances. Except as set forth in Section 6 with respect to Survey and Title Objections, Buyer may also review additional property data, including but not limited to zoning regulations; general taxes; school district; square footage of improvements; and insurability of the Property **("Additional Property Data")**. ***NOTE:*** *The* availability of insurance must be ascertained during the Inspection Period, including but not limited to homeowner's and flood insurance, as well as the possibility that premiums may increase over the amount of premiums previously charged for insurance coverage(s). Buyer should also contact law enforcement officials for information pertaining to whether registered sex offenders or other convicted criminals reside in the area**.**

Buyer shall furnish a complete copy of the written inspection report(s) and/or Additional Property Data to Seller with a written list of any unacceptable condition(s) (the "**Inspection Notice**", *See MSC-2050*), within 14___ days (*10 days if none stated*) after the Effective Date (the "**Inspection Period**"). ***Note: Buyer is allowed to submit only 1 Inspection Notice during the Inspection Period. The Inspection Notice should include all matters unacceptable to Buyer.*** Buyer agrees to immediately repair any damage to the Property, and to indemnify and hold Seller harmless from and against all claims, costs, demands and expenses, including without limitation reasonable attorney fees and court costs resulting from these inspections. Buyer's obligations under this Section shall survive termination of this Contract.

If Seller has not received an Inspection Notice by the end of the Inspection Period, Buyer shall be deemed to be satisfied with the results of such inspection(s). If timely Inspection Notice is given, it shall state whether: **(1)** Buyer is satisfied with all the inspections; **(2)** Buyer intends that any unacceptable conditions are to be satisfied by Seller (prior to Closing, unless otherwise specified); or **(3)** Buyer is terminating the Contract, with the Earnest Money to be returned to Buyer (subject to Section 8). Failure to obtain any inspection shall constitute a waiver and acceptance by Buyer of any condition any inspection may have disclosed.

If this Contract is not terminated as provided above, Seller shall have 5____ days (*7 days if none stated*) after Seller's receipt of the Inspection Notice (the "**Initial Response Period**") in which to respond in writing to Buyer's Inspection Notice. (*Note: If Seller fails to timely respond to Buyer's Inspection Notice, then Seller shall be deemed to have refused to agree to correct any alleged defects, or to provide a monetary adjustment at Closing).* The parties shall have an additional 3____ days (*3 days if none stated*) after Buyer's receipt of Seller's response to Buyer's Inspection Notice to reach an agreement in writing as to who will complete and pay for the correction of the defects, or as to a monetary adjustment at Closing in lieu of correction of the defects, or the Contract is to be deemed to be automatically terminated and the Earnest Money shall be returned to Buyer (subject to Section 8); provided, however, that either a written commitment by Seller to correct those items submitted by Buyer for correction during the Inspection Period at Seller's expense, or a written commitment by Buyer to accept the Property without correction of any unacceptable condition(s) which Buyer originally objected to, shall constitute an "agreement" for purposes of this paragraph, even after earlier negotiation failed to produce an agreement. ***Note: A monetary adjustment may affect the terms of Buyer's loan (e.g., down payment, interest rate and private mortgage insurance). Failure to correct a physical defect may affect Buyer's ability to obtain any required occupancy permit. A limited warranty or service agreement may also be available for purchase regarding the Property (See MSC-2025).***

Buyer and all Brokers may be present during any inspections and the "walk-through". Such presence shall only serve to assist in the coordination of and compliance with the terms of this Contract and shall not in any way be interpreted as providing the Brokers with a special knowledge or understanding of any inspection results. The parties will rely only upon the written inspection results received directly from the appropriate expert(s), and acknowledge that Brokers have no expertise or responsibility in determining any defects that may be disclosed by any inspections, warranties or services. Buyer acknowledges that: **(1)** Buyer will not rely upon Brokers in any way as to the selection or engagement of a particular company for any inspection, warranty or service; **(2)** inspections, warranties and services may be offered by more than one company and the determination to select and engage a particular company and the completeness and satisfaction of any such inspection, warranty or service is the sole responsibility of Buyer; and **(3)** when choosing to engage a lender, inspector, warranty, service, title or repair company, or any other service provider, Buyer should consider, but not be limited by, the existence of errors and omissions insurance, liability insurance, business and professional licensure, membership in professional associations and years of experience. Buyer is encouraged to utilize form MSC-2045 ("Buyer's Inspection Authorization")

to facilitate and coordinate this process. ***Note: Pursuant to Missouri law, a real estate licensee, including the broker(s) assisting Buyer and/or Seller and their respective licensees (identified in the Brokerage Relationship disclosure Section below, collectively, the "Brokers"), shall be immune from liability for statements made by engineers, land surveyors, geologists, environmental hazard experts, wood destroying inspection and control experts, termite inspectors, mortgage brokers, home inspectors, or other home inspection experts unless: (1) the statement was made by a person employed by the licensee or the Broker with whom the licensee is associated; (2) the person making the statement was selected and engaged by the licensee; or (3) the licensee knew prior to Closing that the statement was false or the licensee acted in reckless disregard as to whether the statement was true or false. A licensee shall not be the subject of any action and no action shall be instituted against a licensee for any information contained in any Seller's disclosure furnished to Buyer, unless the licensee is a signatory to such or the licensee knew prior to Closing that the statement was false or acted in reckless disregard as to whether the statement was true or false. A licensee acting as a courier of documents referenced in this section shall not be considered to be making the statements contained in such documents.***

8. DISPOSITION OF EARNEST MONEY AND OTHER ESCROWED FUNDS AND DOCUMENTS. Regardless of any other terms of this Contract regarding forfeiture or return of Earnest Money, the Escrow Agent and/or Closing Agent (as the case may be, "**Escrow Holder**") shall not distribute the Earnest Money or any other escrowed funds, personal property or documents held by it ("**Escrow Items**") without the written consent of all parties to this Contract (signature on Closing Statement may constitute such consent). Absent such written consent, Escrow Holder shall continue to hold said Escrow Items in escrow until: **(1)** Escrow Holder has a written release signed by all parties consenting to its disposition; **(2)** a civil action is filed to determine its disposition (including an interpleader filed by Escrow Holder), at which time payment and delivery of the Earnest Money and/or any other Escrowed Items may be made into court, less any attorney fees, court costs and other legal expenses incurred by Escrow Holder in connection therewith; **(3)** a court order or final judgment mandates its disposition; or **(4)** as may be required by applicable law. The parties specifically acknowledge and agree that whenever ownership of the Earnest Money or any other escrowed funds received by a Missouri licensed real estate broker is in dispute between the parties, said Escrow Holder is required by §339.105.4 RSMo to report and deliver the moneys to the State Treasurer within 365 days of the initial projected Closing Date. Escrow Holder is hereby authorized to report and deliver any such moneys to the State Treasurer at any time following sixty (60) days after the initial projected Closing Date (absent receipt of the written consent of all parties as set forth above). ***Note: An Escrow Holder who is not a licensed real estate broker is not necessarily bound by certain Missouri statutes and regulations which apply to earnest money deposits, or by the terms of this Contract regarding any Escrow Items. If Escrow Holder requires that a separate escrow agreement be executed by the parties, then those separate terms may supersede the foregoing and control***. In any reference in this Contract (including any attached rider) to the return of Earnest Money to Buyer, Buyer agrees that any expenses incurred by or on behalf of Buyer may be withheld by Escrow Holder and paid to the applicable service provider(s).

9. LOSS; CONDEMNATION. Risk of loss to improvements on the Property shall be borne by Seller until Closing. Seller agrees to maintain Seller's current fire and extended coverage insurance (*if any*) on the Property until Closing. Seller shall do ordinary and necessary maintenance, upkeep and repair to the Property through Closing. If, before Closing, all or any part of the Property is taken by eminent domain, or if a condemnation proceeding has been filed or is threatened against the Property or any part thereof (a "**Taking**"), or if all or any part of the Property is destroyed or physically damaged through no fault of Buyer, then Seller shall promptly provide Notice to Buyer of any such event, and whether Seller intends to restore, prior to the scheduled Closing Date, the Property to its condition as of the Effective Date. If Seller restores the Property to its prior condition before the scheduled Closing Date, then Buyer and Seller shall proceed with the Closing. ***Note: MSC-2510 (Notice of Property Damage) may be used to facilitate delivery of Notice of any Property Damage and any election to be made in connection therewith. MSC-2520 (Notice of Taking) may be used to facilitate delivery of Notice of any Taking and any election to be made in connection therewith.***

If the Property is not to be restored to its prior condition by Seller before the scheduled Closing Date, then Seller shall promptly provide Buyer with a copy of any policy(ies) of insurance (or authorize that it be made available); the name and number of the agent for each policy and written authorization (*if needed*) for Buyer to communicate with the insurer; a copy of any written communications to and from the condemning authority and/or insurer (*as the case may be*); the policy limits; and (if known) the amount of proceeds payable on account of such Taking of or physical damage to the Property. Buyer may then either: **(1)** proceed with the transaction and be entitled to all insurance proceeds (and/or Taking payments and awards), if any, payable to Seller relating to any physical damage caused to (or Taking of) the Property, in which case the amount of any such payments theretofore made to Seller (plus the amount equal to any deductible not covered by insurance, but net of any other actual costs incurred) shall be at Buyer's option either **(a)** a credit against the Purchase Price otherwise payable by Buyer at Closing or **(b)** a credit to Buyer at Closing, and Seller shall assign to Buyer all such remaining claims and rights to or arising out of any such casualty or Taking, including the right to conduct any litigation with respect thereto; or **(2)** rescind the Contract, in which case, all parties shall be released from any further liability under this Contract and the Earnest Money shall be returned to Buyer (subject to Section 8). Buyer shall give Notice of Buyer's election to proceed to Closing to Seller within 10 days after Buyer has received such Notice of Property Damage (or Taking, as the case may be) and the aforesaid information, and Closing will be extended accordingly, if required *(i.e., if such information is not received by Buyer more than 10 days prior to the date scheduled for Closing)*. Seller shall not settle any claim regarding a Taking prior to the Closing (or earlier termination of this Contract) without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed. Failure by Buyer to so notify Seller shall constitute an election to rescind this Contract. A rescission hereunder does not constitute a default by Seller. If Buyer elects to proceed to Closing and Seller has agreed to finance a part of the Purchase Price, then Buyer must use any insurance proceeds to restore the improvements. The provisions of this Section shall survive Closing.

10. ADJUSTMENTS AND CLOSING COSTS. Adjustments, charges and Closing costs are agreed to be paid by the parties with sufficient Funds to satisfy their respective obligations hereunder, as of the date of Closing (subject to current FHA and VA regulations, if applicable, and except as may otherwise be expressly set forth herein or in a rider hereto). Such matters and the following prorations shall be itemized on a closing statement prepared by Closing Agent and executed by Buyer and Seller at or prior to Closing (the "**Closing Statement**"), together with all other documents required of them pursuant to this Contract and/or customarily required by Closing Agent to complete the Closing. The parties hereby specifically permit the involved Broker(s) to obtain and retain copies of both Buyer's and Seller's Closing Statements as required by 20 CSR 2250-8.150.

Buyer shall pay for (where applicable): (a) hazard insurance premium(s) from and after Closing; **(b)** flood insurance premium if required by lender; **(c)** fees for the Survey or any appraisal ordered by or for Buyer; **(d)** title company charges (including Closing, recording and escrow fees) customarily paid by a buyer in the County where the Property is located; **(e)** charges imposed by lender (*e.g.*, appraisal and credit report fees, loan discount "points", loan origination or funding fees and other loan expenses), unless specifically agreed to be paid by Seller; **(f)** building, termite, environmental and any other inspections ordered by Buyer; **(g)** special taxes, special subdivision and any other owner association assessments ("**Special Assessments**") levied after Closing or becoming due and payable after Closing; **(h)** the value of any heating oil or propane gas left in any tank at the Property (based on current market rate charged by supplier); **(i)** agreed upon repairs; **(j)** applicable municipal occupancy permit fee; and **(k)** any commission or other compensation due from Buyer to the Broker(s).

Seller shall pay for (where applicable): (a) existing liens (recorded and unrecorded) and existing loans on the Property (if not assumed by Buyer); **(b)** expenses of Buyer's loan agreed to by Seller; **(c)** title company charges (including Closing, releasing and escrow fees) customarily paid by a seller in the County where the Property is located; **(d)** required municipal, conservation district and fire district inspection fees; **(e)** so-called "one-time" Special Assessments levied and payable before Closing; **(f)** security deposits and prepaid rents and expenses collected by or on behalf of Seller (to be credited to Buyer at Closing); **(g)** agreed upon repairs; and **(h)** any commission or other compensation due from Seller to the Broker(s).

Buyer and Seller shall prorate and adjust between them on the basis of 30 days to the month as of the date of Closing (Seller to pay for day of Closing): (a) current rents collected by or on behalf of Seller (Seller to receive rent for day of Closing), with rents delinquent over 30 days to be collected by Seller and not adjusted; **(b)** general taxes (based on assessment and rate for current year, if both are available, otherwise based on previous year); **(c)** any installments of Special Assessments becoming due and payable during the calendar year of Closing; **(d)** subdivision upkeep assessments and monthly association fee; **(e)** interest (if Buyer assumes an existing loan per Section 5 above); **(f)** flat rate utility charges (including water, sewer and trash); and **(g)** boat dock fees.

11. BINDING EFFECT/ASSIGNABILITY/SECTION 1031 EXCHANGE. This Contract is binding on and shall inure to the benefit of the parties and their respective heirs, successors and permitted assigns. Buyer may not assign this Contract without the written consent of Seller if: **(a)** Seller is taking back a note and deed of trust as part of the Purchase Price, or **(b)** Buyer is assuming the existing note. Assignment does not relieve the parties from their obligations under this Contract. The parties acknowledge that Buyer may desire to acquire, and/or Seller may desire to sell, the Property as part of a like-kind exchange ("**Exchange**") pursuant to §1031 of the Internal Revenue Code (the "**Code**"). Each party agrees to cooperate with the other and its qualified intermediary/ third-party facilitator in connection with any such Exchange, provided however, in no event shall Closing hereunder be delayed or affected by reason of an Exchange, nor shall consummation of an Exchange be a condition precedent or subsequent to any obligations of the parties under this Contract. No party shall be required to incur any cost or expense, or to acquire or hold title to any real property, for purposes of consummating an Exchange at the request of another party (the "**Requesting Party**"). In addition, no party shall, by this Contract or acquiescence to an Exchange by a Requesting Party, have its rights or obligations hereunder affected in any manner, or be deemed to have warranted to a Requesting Party that such Exchange in fact complies with the Code. A Requesting Party shall reimburse each other party for any cost or expense incurred by such non-requesting party with respect to an Exchange.

12. ENTIRE AGREEMENT/MODIFICATION. This Contract and any rider(s) or other attachments hereto (*if any*) constitute the entire agreement between the parties hereto concerning the Property. There are no other understandings, written or oral, relating to the subject matter hereof. This Contract may not be changed, modified or amended, in whole or in part, except in writing signed by all parties.

13. DEFAULT/REMEDIES. If either party defaults in the performance of any obligation under this Contract, the party claiming a default shall notify the other party in writing of the nature of the default and the party's election of remedy. The notifying party may, but is not required to, provide the defaulting party with a deadline for curing the default. Following a default by either Seller or Buyer, the other party shall have the following remedies:

A. Seller Defaults. If Seller defaults, Buyer may: **(1)** specifically enforce this Contract and recover damages suffered by Buyer as a result of the delay in the acquisition of the Property; **(2)** terminate this Contract by Notice to Seller, and agree to release Seller from liability upon Seller's release of the Earnest Money and reimbursement to Buyer for all actual costs and expenses incurred by Buyer (and which are to be specified in Buyer's Notice of default) as liquidated damages and as Buyer's sole remedy (the parties recognizing that it would be extremely difficult, if not impossible, to ascertain the extent of actual damages caused by Seller's breach, and that return of the Earnest Money plus all actual costs and expenses incurred by Buyer represents as fair an approximation of such actual damages as the parties can now determine); or **(3)** pursue any other remedy and damages available at law or in equity. If Buyer elects to terminate this Contract, the Earnest Money, less any expenses incurred by or on behalf of Buyer, shall be returned to Buyer (subject to Section 8). Buyer's release of Seller shall not relieve Seller's liability (if any) to the Broker assisting Seller pursuant to any listing or other brokerage service agreement between them.

B. Buyer Defaults. If Buyer defaults, Seller may: **(1)** specifically enforce this Contract and recover damages suffered by Seller as a result of the delay in the sale of the Property; **(2)** terminate this Contract by Notice to Buyer, and (subject to Section 8) retain the Earnest Money as liquidated damages and as Seller's sole remedy (the parties recognizing it would be extremely difficult, if not impossible, to ascertain the extent of actual damages caused by Buyer's breach, and that the Earnest Money represents as fair an approximation of such actual damages as the parties can now determine); or **(3)** pursue any other remedy and damages available at law or in equity. If Earnest Money is retained by Seller as liquidated damages, any right or interest of the Broker assisting Seller with respect thereto shall be as set forth in the listing or other brokerage service agreement entered into between them.

14. PREVAILING PARTY. In the event of any litigation between the parties pertaining to this Contract, the prevailing party shall be entitled to recover, in addition to any damages or equitable relief, the costs and expenses of litigation, including court costs and reasonable attorney fees. The provisions of this Section shall survive Closing or any termination of this Contract.

Reference *(e.g., Seller & Buyer)* ~~Arrived Holdings Inc and/or Assigns~~ XXXXXXXXXXXXXXXXXXXXXXXXX Arrived Fund Manager LLC, and/or Assigns

15. SELLER'S DISCLOSURE STATEMENT. *(check one)*

☐ **A**. Buyer confirms that before signing this offer to purchase, Buyer has received a Seller's Disclosure Statement for this Property. The Seller's Disclosure Statement is not a substitute for any inspection that Buyer may wish to obtain. Buyer is advised to address any concerns Buyer may have about information in the Seller's Disclosure Statement by use of conditions to performance under this Contract.

■ **B.** Seller agrees to provide Buyer with a Seller's Disclosure Statement within 1 day after the Effective Date. Buyer shall have 3 days after delivery of the Disclosure Statement to review said disclosure, and to deliver Notice of termination to Seller if this Contract is to be terminated, in which case the Earnest Money shall (subject to Section 8) be returned to Buyer. If Buyer does not timely deliver Notice of termination to Seller, then Buyer shall be deemed to have accepted the Disclosure Statement without objection.

☐ **C.** No Seller's Disclosure Statement will be provided by Seller.

Seller confirms that the information in the Seller's Disclosure Statement (*if any*) is (or when delivered will be) accurate, to the best of Seller's knowledge, as of the Effective Date of this Contract. Seller will fully and promptly disclose in writing to Buyer any new information pertaining to the Property that is discovered by or made known to Seller at any time prior to Closing and constitutes an adverse material fact or would make any existing information set forth in the Seller's Disclosure Statement false or materially misleading.

16. LEAD-BASED PAINT DISCLOSURE. Buyer has reviewed and signed, if required by law, a Disclosure of Information of Lead-Based Paint and/or Lead-Based Paint Hazards form.

17. FINAL WALK-THROUGH. Buyer, its representatives and any inspector whose report prompted a request for repairs, shall have the right to enter and "walk-through" and verify the condition of the Property. Seller will arrange, at Seller's expense, to have all utilities turned on during the Inspection Period and during this "walk-through" (unless utilities have been transferred to Buyer). If the Property is then vacant, Buyer shall have the right to have the utilities transferred to Buyer within 10 days *(4 days if none stated)* prior to Closing. This "walk-through" is not for the purpose of conducting any new inspection, but only for Buyer to confirm that: **(1)** the Property is in the same general condition as it was on the Effective Date; and **(2)** repairs agreed upon (*if any*) are completed in a workmanlike manner. Waiver of any inspection does not waive the right to a "walk-through". Closing does not relieve Seller of any obligation to complete any repairs agreed upon or required by this Contract.

18. SIGNATURES. This Contract may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. For purposes of executing or amending this Contract, or delivering a Notice pursuant hereto, an approved standard form or other written document which is signed and transmitted by any electronic method deemed valid in accordance with the Missouri Uniform Electronic Transactions Act, including but not limited to by facsimile machine, digital signature or a scanned image, such as a pdf via e-mail, is to be treated as an original signature and document.

19. GOVERNING LAW/CONSTRUCTION. This Contract shall be construed in accordance with the laws of the State of Missouri, including the requirement to act in good faith. The terms "**Seller**" and "**Buyer**" may be either singular or plural masculine, feminine or neuter gender, according to whichever is evidenced by the signatures below. Section captions in this Contract are intended solely for convenience of reference and will not be deemed to modify, place any restriction upon, or explain any provisions of this Contract. If any one or more provisions contained in this Contract shall for any reason be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not be deemed to terminate this Contract or to affect any other provision hereof, but rather this Contract shall, to the fullest extent permitted by law, remain in full force and effect and be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided, however, that such provision(s) may be referred to in order to determine the intent of the parties.

20. NOTICES. Any notice, consent, approval, request, waiver, objection or other communication (collectively, "**Notice**") required under this Contract (after its acceptance) to be delivered to Seller shall be in writing and shall be deemed to have been delivered to Seller upon delivery thereof to the Broker (or any of its affiliated licensees) assisting Seller, whether as a limited agent pursuant to a listing contract, a designated agent *(if any)* acting on behalf of Seller, a dual agent or transaction broker. Likewise, any Notice to be delivered to Buyer shall be in writing and shall be deemed delivered to Buyer upon delivery thereof to the Broker (or any of its affiliated licensees) assisting Buyer, whether as a limited agent pursuant to a buyer's agency agreement, a designated agent *(if any)* acting on behalf of Buyer, a dual agent, transaction broker or as a Seller's subagent. Refusal to accept service of a Notice shall constitute delivery of the Notice.

21. RIDERS. The following are attached and incorporated herein as part of this Contract: (*check all that apply)*

☐ Financing Agreements MSC-2010 ☐ Contract Conditions MSC-2020 ☐ Other ____________

☐ Other ____________ ■ Other Buyer Addendum ☐ Other ____________

22. SPECIAL AGREEMENTS. (*complete only if applicable*)

Buyer Addendum: Must be signed by both parties for the contract to be considered fully executed.

Seller agrees to pay 2.5% buyer broker commission on the gross sales price at closing

~~This offer is made on the basis that the seller will pay a 3% Buyer Broker Commission at closing.~~ XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX [illegible]

x

23. LICENSEE PERSONAL INTEREST DISCLOSURE. (*complete only if applicable*)

____________________ (*insert name of licensee*) is a real estate broker or salesperson, and is (*check one or more, as applicable):*

☐ a party to this transaction;
☐ a principal of and/or has a direct or indirect ownership interest in ☐ Seller ☐ Buyer; and/or
☐ an immediate family member of ☐ Seller ☐ Buyer.

24. SOURCE(S) OF BROKER(S) COMPENSATION OR COMMISSION. *(check one, neither or both, as applicable)*

■ Seller ■ Buyer

Seller and Buyer each represent and warrant to the other and to the Broker(s), that the Broker(s) identified in the Brokerage Relationship Section below is (are) the only real estate broker(s) involved in this sale.

25. BROKERAGE RELATIONSHIP. By signing below, Buyer and Seller confirm their receipt of the Broker Disclosure Form prescribed by the Missouri Real Estate Commission, and that disclosure of the undersigned licensee(s) brokerage relationship, as required by law or regulation, was made to the Seller and/or Buyer or their respective agents and/or transaction brokers (as the case may be), by said undersigned licensee(s), no later than the first showing of the Property, upon first contact, or immediately upon the occurrence of any change to their relationship.

Licensee assisting Buyer is a: *(Check appropriate box)*

☒ **Buyer's Limited Agent** (acting on behalf of Buyer)
☐ **Seller's Limited Agent** (acting on behalf of Seller)
☐ **Dual Agent** (acting on behalf of both Buyer and Seller)
☐ **Designated Agent** (designated to act on behalf of Buyer)
☐ **Transaction Broker Assisting Buyer** (not acting on behalf of either Buyer or Seller)
☐ **Subagent of Seller** (acting on behalf of Seller)

Licensee assisting Seller is a: *(Check appropriate box)*

■ **Seller's Limited Agent** (acting on behalf of Seller)
☐ **Buyer's Limited Agent** (acting on behalf of Buyer)
☐ **Dual Agent** (acting on behalf of both Seller and Buyer)
☐ **Designated Agent** (designated to act on behalf of Seller)
☐ **Transaction Broker Assisting Seller** (not acting on behalf of either Seller or Buyer)

By signing below, the licensee(s) confirm making timely disclosure of its brokerage relationship to the appropriate parties.

Trowbridge Realty Corp DBA Marketplace Homes	
Broker's Firm Assisting Buyer (and MLS ID No., if required)	**Broker's Firm Assisting Seller (and MLS ID No., if required)**
Broker's Firm State License # 2022043438	Broker's Firm State License # ____________
By (*Signature*) Rachel Lowell	By (*Signature*) ____________
Licensee's Printed Name: Rachel Lowell	Licensee's Printed Name: ____________
Licensee's State License # 2022043439	Licensee's State License # ____________
Date: Sep 09 2025 08:38 EDT	Date: ____________

26. FRANCHISE DISCLOSURE. Although one or more of the Brokers may be a member of a franchise, the franchisor is not responsible for the acts of said Broker(s).

27. SALES INFORMATION. Permission is hereby granted by Seller and Buyer for the Broker(s) to provide, effective as of and after the Closing, sales information of this transaction, including Purchase Price and Property address, to any multi-listing service, local Association or Board of REALTORS®, its members, member's prospects, appraisers and other professional users of real estate data.

28. FOREIGN INVESTMENT. Seller represents that it is not a foreign person as described in the Foreign Investment in Real Property Tax Act (26 U.S.C. §1445) and agrees to deliver a certificate at Closing to that effect which contains Seller's tax ID number.

29. ANTI-TERRORISM. Each party hereto represents and warrants to each other party and to the Broker(s), that such party is not, and is not acting, directly or indirectly, for or on behalf of any person or entity, named as a Specially Designated National and Blocked Person (as defined in Presidential Exec. Order 13224), or with whom you are prohibited to do business with under anti-terrorism laws.

30. ACCEPTANCE DEADLINE. Buyer's offer to purchase the Property from Seller shall automatically expire if Seller has not accepted this offer, in writing, and provided further that communication of that acceptance is made to Buyer or to the licensee assisting the Buyer by 5:00 PM __.m., of Sep 10 2025.

31. TIME IS OF THE ESSENCE. Time is of the essence in the performance of the obligations of the parties under this Contract. All references to a specified time shall mean Central Time. With the exception of the term "banking days," as used herein, a "**day**" is defined as a 24-hour calendar day, seven (7) days per week.

<u>SIGNATURE PAGE TO FOLLOW</u>

Reference *(e.g., Seller & Buyer)* Arrived Fund Manager LLC and or assigns

SIGNATURE PAGE TO CONTRACT FOR SALE OF RESIDENTIAL REAL ESTATE

SELLER *ACCEPTS* OFFER *(Sign Below)*

Jeff Talbert on behalf of Arrived Fund Manager LLC and/or Assigns
BUYER **Date**
Printed Name: Jeff Talbert on behalf of Arrived Fund Manager LLC. and/or Assigns
Sep 08 2025 19:07 EDT

Scott Ebo — dotloop verified 09/09/25 12:17 PM EDT TQXR-BODH-DPBR-YTMA
SELLER **Date and Time**
Printed Name: Ebo Properties, LLC - Scott Ebo

BUYER **Date**
Printed Name:________________________________

SELLER **Date and Time**
Printed Name:________________________________
.

SELLER *REJECTS* OFFER *(Initial)* ____________

SELLER *COUNTER*-OFFERS (*Initial*) __________
Counter Offer form MSC-2040, which amends the terms of this offer, is attached and incorporated into this Contract

* *

RECEIPT AND ACKNOWLEDGEMENT

Receipt of Earnest Money is acknowledged by the undersigned and will be delivered to Escrow Agent for deposit as set forth above.

By *(Signature)*________________________________

Licensee's Printed Name: _________________________ **Date:** ____________________________

Zoho Sign

Generated on Sep 9, 2025 10:05 EDT

Certificate of Completion

Summary

Document ID: 33E4F003-91MW1ZA-ESBLIH3OKW67GFU8XNGRWTK00RR1OQPNHLC

Document name: Missouri-Residential-Purchase-Agreement-for-Realtors-2 (4) (1)

Sent by: Elliott Dyer [redacted]

Organization: Marketplace Homes
1380 E Jefferson Ave, Detroit, Michigan, 48207 48030

Sent on: Sep 9, 2025 10:05 EDT

Completed on: Sep 9, 2025 10:05 EDT

Sign order: Random

No. of documents: 1

Signers: 1

Receives a copy: 0

Approvers: 0

Witnesses: 0

Recipient reviewers: 0

Recipients

Signer

Elliott Dyer
[redacted]

Emailed on: -

Viewed on: -

Terms agreed on: -

Signed on: Sep 9, 2025 10:05 EDT

Accessed from: 68.43.244.178

Device used: Web

Authentication type: None

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